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                                                                    EXHIBIT 5

                [LETTERHEAD OF ALSTON & BIRD LLP APPEARS HERE]

                                 _____ __, 1999


BGF Industries, Inc.
3802 Robert Porcher Way
Greensboro, North Carolina  27410

Ladies and Gentlemen:

     We have acted as counsel to BGF Industries, Inc., a Delaware corporation ("BGF"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $100,000,000 aggregate principal amount of a new series of BGF's 10 1/4% Senior Subordinated Notes due 2009 (the "Exchange Notes") pursuant to a Registration Statement on Form S-4 (the "Registration Statement"). The Exchange Notes will be issued pursuant to the terms of the Indenture dated as of January 21, 1999 among BGF and The Bank of New York, as trustee (the "Trustee"), in exchange for an identical principal amount of any and all of BGF's outstanding 10 1/4% Senior Subordinated Notes due 2009 (the "Old Notes"), which were issued and sold by BGF, in a transaction not registered under the Securities Act in reliance upon exemptions under the Securities Act.

     In connection with the foregoing, we have examined the Certificate of Incorporation and Bylaws of BGF, the proceedings taken by BGF to authorize the offering, sale and issuance of the Old Notes and the Exchange Notes, the Indenture (including the form of the Exchange Notes) and the Registration Statement. We also have examined and relied upon such other records, documents and other instruments that in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth.

     Based on the foregoing, we are of the opinion that the Exchange Notes have been duly authorized and, when issued and exchanged for the Old Notes in accordance with the terms of the Exchange Offer described in the Prospectus included in the Registration Statement, will be validly issued and binding obligations of BGF.

     The opinions expressed above are subject to (a) applicable bankruptcy, receivership, conservatorship, fraudulent conveyance, insolvency, moratorium, reorganization and similar laws affecting the enforcement of creditors' rights and
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BGF Industries, Inc.
_____ __, 1999
Page 2


remedies generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (c) certain other limitations that exist relating to the rights of set-off, indemnity and contribution and by virtue of public policy.

     We are licensed to practice law in the State of Georgia and before the federal courts having jurisdiction in Georgia, and we express no opinion with respect to the laws of any jurisdiction other than the State of Georgia, the State of Delaware, the State of New York and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

                                      Very truly yours,

                                      ALSTON & BIRD LLP



                                      By:
                                          ------------------------------
                                          B. Lynn Walsh, Partner